Exhibit 5.1
BAKER & DANIELS LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
Tel 317.569.9600 Fax 317.569.4800
www.bakerdaniels.com
July 6, 2010
Hillenbrand, Inc.
One Batesville Boulevard
Batesville, Indiana 47006
Ladies and Gentlemen:
     We have acted as counsel for Hillenbrand, Inc., an Indiana corporation (the “Issuer”), in connection with the issuance and sale by the Issuer of $150,000,000 aggregate principal amount of its 5.500% Notes due 2020 (the “Notes”), including the preparation and/or review of:
     (a) The Registration Statement on Form S-3, Registration Nos. 333-167986 (the “Registration Statement”), of the Issuer, and the Base Prospectus constituting a part thereof, dated July 6, 2010, relating to the issuance from time to time of debt securities of the Issuer pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “1933 Act”);
     (b) The Prospectus Supplement, dated July 6, 2010, to the above-mentioned Base Prospectus relating to the Notes and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the 1933 Act (the “Prospectus Supplement”);
     (c) The Indenture, to be dated as of July 9, 2010 (the “Indenture”), between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”);
     (d) The Form of the Global Note representing the Notes; and
     (e) The Underwriting Agreement dated as of July 6, 2010, between the Issuer and J.P. Morgan Securities Inc., as representative of the several Underwriters listed in Schedule 1 therein (the “Underwriting Agreement”).
     For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to facts

Hillenbrand, Inc.	July 6, 2010
material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Issuer and of others, without any independent verification thereof.
     On the basis of and subject to the foregoing, we are of the opinion that:
          1. The Indenture, when duly executed and delivered by the parties thereto, will represent a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          2. When issued, authenticated and delivered pursuant to the Indenture and the Underwriting Agreement, the Notes will represent legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     We express no opinion as to the enforceability of any provisions contained in the Indenture or the Notes that constitute waivers which are prohibited by law prior to default.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder.

Yours very truly, /s/ Baker & Daniels LLP